EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (i) on Form S-3 (No. 333-163866), and in the related Prospectus; (ii)  on Form S-8 (No. 333-170692) pertaining to the Retail Opportunity Investments Corp. 2009 Equity Incentive Plan; and (iii) on Post-Effective Amendment No. 1 on Form S-3 to Form S-1/MEF (No. 333-146777), and in the related Prospectus, of our reports dated February 28, 2012, with respect to the consolidated financial statements and schedules of Retail Opportunity Investments Corp., and the effectiveness of internal control over financial reporting of Retail Opportunity Investments Corp., included in this Annual Report (Form 10-K) for the year ended December 31, 2011.

/s/ Ernst & Young LLP New York, New York February 28, 2012